Exhibit 99-1

Venture Industries, Inc.

July 29, 2011

VIA OVERNIGHT COURIER

VGTel, Inc.
2 Ingrid Road
Setauket, NY 11733

Re:	Termination of Agreement and Plan of Share Exchange

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Share Exchange (the "Agreement") dated as of February 24, 2011 (the "Effective Date") by and between VGTel, Inc. ("VGTL") and Venture Industries, Inc. ("VII"). All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

VII hereby terminates the Agreement effective immediately. While VII owes VGTL no explanation for its termination, we are providing a summary of some of VGTL's many breaches of the Agreement and its failure to timely perform its obligations, all of which have caused VII serious harm. Throughout our discussions we have stressed that VII has an urgent need to complete the Transactions and grow its business. VGTL's representatives well understood the urgency of VIFs needs when the Agreement was signed. We have reviewed VGTL's filings with new counsel and learned that:

1.           VGTL has not obtained valid shareholder approval, by written consent or otherwise, for the Agreement, which approval, whether or not legally mandated, is a condition precedent to VIFs obligations.

2.           VGTL has been unable to obtain clearance from the SEC for its Information Statement on Schedule 14C and no date for clearance can be ascertained.

3.           VGTL's most recent amendment to its Certificate of Incorporation purportedly adopted February 24, 2011 (the "Certificate of Amendment") and filed with the SEC is no doubt invalid. It was surely never approved unanimously by VGTL shareholders and if it were, would require the filing of a Proxy Statement on Schedule 14A with the SEC for the solicitation of those votes, which has never been filed.

4.           The removal of Lawrence G. Harris as President of VGTL is a material adverse change in the business of VGTL, contrary to the condition precedent set forth in Section 6.5(e) of the Agreement.

VGTL's actions relating to the adoption of the Certificate of Amendment is also in breach of Section 3.3 of the Agreement, which requires VGTL to timely file all documents required to be filed by VGTL under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), including a notice of a shareholder vote and information relating to the Certificate of Amendment, as well as Section 3.14 of the Agreement, which requires VGTL to comply with all applicable statutes and regulations of any federal, state or other applicable governmental entity, including the New York Business Corporation Law and the rules and regulations promulgated under the 1934 Act. As a result of VGTL's breach of such representations and warranties and the covenants set forth above, VGTL shall be unable to satisfy Section 6.1 of the Agreement at or before Closing, which requires that the representations and warranties made by VGTL in the Agreement are true when made and will be true as of the Closing Date and that VGTL shall have performed and complied with all covenants and conditions required by the Agreement.

For the reasons set forth above, this letter shall serve as notice that the Agreement is hereby terminated, effective immediately. The foregoing is without prejudice to and with reservation of any and all rights, remedies or claims to which VII is entitled.

Please contact me if you have any questions regarding this letter or the termination of the Agreement.

Sincerely,

VENTURE INDUSTRIES, INC.

By:	/s/ Lawrence Harris
Name: Lawrence Harris
Title: President

cc:	Brenton Horner, Esq.
205 South Broadway, Suite 905
Los Angeles, CA 90012

Aron Izower, Esq. & Lawrence Reina, Esq.
Reed Smith LLP
599 Lexington Avenue, 22nd Floor
New York, NY 10022